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                                                                    EXHIBIT 11.1

                              IDENTIX INCORPORATED

                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE



                                                THREE MONTHS ENDED
                                                   SEPTEMBER 30,
                                             -------------------------
                                                1997           1996
                                             -----------   -----------
Net income (loss)                            $   526,000   $    10,000
                                             ===========   ===========
Number of shares used in computing
per share amounts:

  Weighted average common outstanding         24,961,000    24,772,000

  Common equivalent shares attributable
    to stock options and warrants                664,000       800,000
                                             -----------   -----------
  Total weighted average common and
    common equivalent shares outstanding      25,625,000    25,572,000
                                             ===========   ===========
  Net income (loss) per share                $      0.02   $      0.00
                                             ===========   ===========